                           SCHEDULE 14A INFORMATION

                 PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement      [_] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           CIRCOR INTERNATIONAL, INC.
             ----------------------------------------------------
             (Name of Registrant as Specified In Its Certificate)

                           CIRCOR INTERNATIONAL, INC.
             ----------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

       -------------------------------------------------------------------------

    2) Aggregate number of securities to which transaction applies:

       -------------------------------------------------------------------------

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       -------------------------------------------------------------------------

    4) Proposed maximum aggregate value of transaction:

       -------------------------------------------------------------------------

    5) Total fee paid:

       -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

       -------------------------------------------------------------------------

    2) Form, Schedule or Registration Statement No.:

       -------------------------------------------------------------------------

    3) Filing Party:

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    4) Date Filed:

       -------------------------------------------------------------------------

                                     [LOGO]
                                     CIRCOR
                               International, Inc.
                              35 Corporate Drive
                             Burlington, MA 01803
                                (781) 270-1200


                                                                 March 27, 2002

Dear Stockholder:

   You are cordially invited to attend the Annual Meeting (the "Annual Meeting") of CIRCOR International, Inc., a Delaware corporation (the "CIRCOR"), to be held on Thursday, April 25, 2002, at 9:00 a.m., Central Time, at the offices of the Company's subsidiary, KF Industries, Inc., 1500 S.E. 89th Street, Oklahoma City, Oklahoma.

   The Annual Meeting has been called for the purpose of (i) electing one Class III Director for a term of three years, (ii) ratifying the selection of KPMG LLP as the independent auditors for the fiscal year ending December 31, 2002 and (iii) considering and voting upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

   Regarding the election of Directors, the enclosed Proxy Statement indicates that Mr. Timothy P. Horne, who has served as a Class III Director, has decided for personal reasons not to stand for re-election. Mr. Horne also serves as Chairman, President and Chief Executive Officer of Watts Industries, Inc. from which CIRCOR was spun-off over two years ago. We appreciate the many contributions that Mr. Horne has made in assisting CIRCOR through its formative period and helping us establish a solid foundation. As a result, the Company's Board of Directors has voted to reduce the size of the Board from six to five members--and the number of Class III Directors from two to one--effective with the Annual Meeting.

   The Board of Directors has fixed the close of business on March 18, 2002 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

   The Board of Directors of the Company recommends that you vote "FOR" the election of the nominee of the Board of Directors as Director of the Company and that you vote "FOR" the ratification of the Company's independent auditors.

   IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOUR PROXY IS REVOCABLE UP TO THE TIME IT IS VOTED, AND, IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                                          Sincerely,

                                          /s/ David A. Bloss, Sr.
                                          David A. Bloss, Sr.
                                          Chairman, President and Chief
                                            Executive Officer

                                     [LOGO]
                                     CIRCOR
                               International, Inc.

                              35 Corporate Drive
                             Burlington, MA 01803
                                (781) 270-1200

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                    To Be Held on Thursday, April 25, 2002

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of CIRCOR International, Inc. (the "Company") will be held on Thursday, April 25, 2002, at 9:00 a.m., Central Time, at the offices of the Company's subsidiary, KF Industries, Inc., 1500 S.E. 89th Street, Oklahoma City, Oklahoma (the "Annual Meeting") for the purpose of considering and voting upon:

    1. The election of one Class III Director for a term of three years;

    2. The ratification of the selection of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2002; and

    3. Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

   The Board of Directors has fixed the close of business on March 18, 2002 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Only holders of record of the Company's Common Stock, par value $.01 per share, at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

   In the event there are not sufficient shares to be voted in favor of any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

   Directions to the offices of KF Industries, Inc. are included on the inside back cover of this Proxy Statement.

   WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOUR PROXY IS REVOCABLE UP TO THE TIME IT IS VOTED, AND, IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                                          By Order of the Board of Directors

                                          /s/ Alan J. Glass
                                          Alan J. Glass
                                          Assistant Secretary

Burlington, Massachusetts
March 27, 2002

                                     [LOGO]
                                     CIRCOR
                               International, Inc.
                              35 Corporate Drive
                             Burlington, MA 01803

                               -----------------

                                PROXY STATEMENT

                               -----------------

                        ANNUAL MEETING OF STOCKHOLDERS

                    To Be Held on Thursday, April 25, 2002

   This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CIRCOR International, Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held on Thursday, April 25, 2002 at 9:00 a.m., Central Time, at the offices of the Company's subsidiary, KF Industries, Inc., 1500 S.E. 89th Street, Oklahoma City, Oklahoma, and any adjournments or postponements thereof (the "Annual Meeting").

   At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon the following matters:

    1. The election of one Class III Director for a three-year term, such term to continue until the Annual Meeting of Stockholders in 2005 and until such Director's successor is duly elected and qualified;

    2. The ratification of the selection of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2002 ("Fiscal 2002"); and

    3. Such other business as may properly come before the meeting and any adjournments or postponements thereof.

   The Notice of Annual Meeting, Proxy Statement and Proxy Card are first being mailed to stockholders of the Company on or about March 27, 2002 in connection with the solicitation of proxies for the Annual Meeting. The Board of Directors has fixed the close of business on March 18, 2002 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting (the "Record Date"). Only holders of record of the Company's commons stock, par value $.01 per share (the "Common Stock"), at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 14,866,950 shares of Common Stock outstanding and entitled to vote at the Annual Meeting and approximately 135 stockholders of record. Each holder of a share of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held of record with respect to each matter submitted at the Annual Meeting.

   The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. A quorum being present, the affirmative vote of a plurality of the votes cast is necessary to elect the nominee as a Director of the Company and a majority of the votes cast is necessary to ratify the selection of the independent auditors.

   Shares that reflect abstentions or "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which the broker or nominee does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. With respect to the election of the Director, votes may be cast for or withheld from the nominee. Votes cast for the nominee will count as "yes" votes; votes that are withheld from the nominee will not be voted with respect to the election of Director although they will be counted when determining whether there is a quorum. Broker non-votes will have no effect on the outcome of the election of Director.

   Stockholders of the Company are requested to complete, date, sign and return the accompanying Proxy Card in the enclosed envelope. Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If instructions are not given therein, properly executed proxies will be voted "FOR" the election of the nominee for Director listed in this Proxy Statement and "FOR" the ratification of the selection of the independent auditors. It is not anticipated that any matters other than the election of the Director and the ratification of the selection of independent auditors will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

   Any properly completed proxy may be revoked at any time before it is voted on any matter (without, however, affecting any vote taken prior to such revocation) by giving written notice of such revocation to the Secretary or Assistant Secretary of the Company, or by signing and duly delivering a proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

   The Annual Report to stockholders of the Company, which includes the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 ("Fiscal 2001") is being mailed to stockholders of the Company concurrently with this Proxy Statement. Except where otherwise incorporated by reference, the Annual Report and Annual Report on Form 10-K, are not a part of the proxy solicitation material.

                                  PROPOSAL 1

                             ELECTION OF DIRECTOR

   The Board of Directors of the Company currently consists of six members who are divided into three classes, with two Directors in Class I, two Directors in Class II and two Directors in Class III. Directors serve for three-year terms with one class of Directors being elected by the Company's stockholders at each annual meeting.

   Recently, however, one of the Class III Directors, Timothy P. Horne, the Chairman and Chief Executive Officer of Watts Industries, Inc., decided for personal reasons not to stand for re-election. As a result, the Board of Directors has voted to reduce the size of the Board from six members to five members effective as of the Annual Meeting. At the Annual Meeting, therefore, one Class III Director will be elected to serve until the annual meeting of stockholders in 2005 and until such Director's successor is duly elected and qualified. The Board of Directors has nominated David A. Bloss, Sr., a current Class III Director, for re-election. Mr. Bloss is the Company's current Chairman, President and Chief Executive Officer. Unless otherwise specified in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of David A. Bloss, Sr. as Director. Mr. Bloss has agreed to stand for election and to serve, if elected, as Director. However, if the person nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend.

Vote Required For Approval

   A quorum being present, the affirmative vote of a plurality of the votes cast is necessary to elect the nominee as Director of the Company.

   THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEE OF THE BOARD OF DIRECTORS AS DIRECTOR OF THE COMPANY.

                                  MANAGEMENT

Executive Officers, Directors and Key Employees

   Our executive officers, directors and key employees, and their respective ages and positions as of March 15, 2002, are as follows:

 Name                      Age                    Position
 ----                      ---                    --------
 David A. Bloss, Sr....... 51  Chairman, President and Chief Executive Officer
 Kenneth W. Smith......... 51  Vice President, Chief Financial Officer and
                               Treasurer
 Alan R. Carlsen.......... 54  Executive Vice President, Operations
 Stephen J. Carriere...... 46  Vice President, Corporate Controller and
                               Assistant Treasurer
 Alan J. Glass............ 38  Corporate Counsel and Assistant Secretary
 Paul M. Coppinger........ 40  Vice President, Petrochemical Products
 Douglas E. Frank......... 53  Vice President, Thermal Fluid Controls Products
 Carl J. Nasca............ 50  Vice President, Instrumentation Products
 Barry L. Taylor, Sr...... 46  Vice President and General Manager, Hoke
                               Operations
 Dewain K. Cross (1)(2)... 64  Director
 David F. Dietz (2)....... 52  Director
 Timothy P. Horne......... 63  Director
 Daniel J. Murphy, III (1) 60  Director
 Thomas N. Tullo (1)(2)... 44  Director

--------
 (1) Member of the Audit Committee
 (2) Member of the Compensation Committee

   David A. Bloss, Sr. Mr. Bloss has been employed by the Company since June 1993 and assumed his present position as our Chairman, President and Chief Executive Officer in August 1999. He joined Watts Industries, Inc. ("Watts") as Executive Vice President in June 1993 and served as President and Chief Operating Officer from April 1997 until CIRCOR was spun off from Watts in October 1999. Prior to joining Watts, Mr. Bloss was associated for five years with the Norton Company, a manufacturer of abrasives and cutting tools, serving as President of the Superabrasives Division.

   Kenneth W. Smith. Mr. Smith has served as the Company's Vice President, Chief Financial Officer and Treasurer since April 2000. Mr. Smith served as the Vice President of Finance at North Safety Products, a division of Invensys plc, from January 1997 to April 2000. From 1986 through December 1996, he served in a variety of senior financial positions for Digital Equipment Corporation. Prior to 1986, Mr. Smith was a certified public accountant for Ernst & Young.

   Alan R. Carlsen. Mr. Carlsen assumed his present position as Executive Vice President, Operations in November 2000. Mr. Carlsen had previously served as Group Vice President, Instrumentation and Fluid Regulation Products from August 1999 until October 2000. Mr. Carlsen served as Group Vice President of Steam Products for Watts from September 1998 until August 1999. Prior to that time, Mr. Carlsen was the Vice President and General Manager of Leslie Controls, Inc. from July 1997 to September 1998, was the corporate Vice President of Manufacturing of Watts from June 1995 to July 1997 and prior to that was Director of Manufacturing for Senior Flexonics, Inc., a manufacturer of tubular goods.

   Stephen J. Carriere. Mr. Carriere has served the Company as Vice President, Corporate Controller and Assistant Treasurer since March 2000 and as Corporate Controller since shortly after we were created in July 1999. He joined Watts as Assistant Corporate Controller in January 1997 and served in that position until we were spun off in October 1999. From September 1982 to January 1997, he worked at Wang Laboratories, Inc. where he held a variety of U.S. and international controllership and senior corporate finance positions. Prior to 1982, Mr. Carriere was associated with Child World, Inc. and served as a certified public accountant for KPMG LLP.

   Alan J. Glass. Mr. Glass has served the Company as Corporate Counsel and Assistant Secretary since February 2000. Mr. Glass served as Corporate Counsel and Assistant Secretary of Wyman-Gordon Company, an aerospace manufacturer, from June 1996 to February 2000. Prior to that time, he spent seven years in private practice as a general corporate attorney.

   Paul M. Coppinger. Mr. Coppinger joined the Company in July 2001 as Vice President--Petrochemical Products. From October 1999 until July 2001, Mr. Coppinger was an owner and President of Copprex, Inc., a manufacturer of commercial appliances. Prior to that, he spent 13 years with Baker Hughes, most recently serving as Vice President Sales & Marketing of EIMCO, its $200-million process equipment division. While at Baker Hughes, Mr. Coppinger had significant international experience, spending five years in Singapore and Indonesia in support of the Pacific Rim activities of the Baker Tools division.

   Carl J. Nasca. Mr. Nasca joined the Company in December 1999 as Vice President of Industrial Sales and Marketing, Circle Seal Controls. He served as Vice President and General Manager, Circle Seal Controls from November 2000 until November 2001 at which time he became Vice President, Instrumentation Products. From April 1999 to November 1999, he was the Vice President and Regional Manager for Ingersoll-Rand. Prior to that time, Mr. Nasca served as the General Manager of the Portable Air Compressor Division of Ingersoll-Rand from January 1997 to April 1999 and Business Unit Manager for the Rock Drill Division of Ingersoll-Rand from March 1995 to December 1996.

   Barry L. Taylor, Sr. Mr. Taylor has served as Vice President and General Manager, Hoke Operations since November 2000. Previously he served as Vice President, Operations, Hoke, Inc. from April 1997 to October 2000. From June 1993 to March 1997, Mr. Taylor served as Vice President of Worldwide Manufacturing for Hoke, Inc. Prior to that time, he served as Vice President of U.S. Manufacturing, Plant Manager and Materials Manager at Hoke, Inc.

   Douglas E. Frank. Mr. Frank has served the Company as Vice President, Thermal Fluid Controls Products since September 1999. From August 1997 through August 1999, he held executive marketing and sales roles with Spence Engineering and Leslie Controls. From June 1995 through July 1997, Mr. Frank served as Vice President and a member of the board of directors of Mikron Instrument Company, a manufacturer of infrared instrumentation equipment, and from December 1983 through May 1995 he served as Vice President, Sales and Marketing and then, General Manager and Chief Operating Officer of Thermo Electric, a manufacturer of temperature instrumentation.

   Dewain K. Cross. Mr. Cross has served as a member of the Company's Board of Directors since its inception in July 1999. Mr. Cross joined Cooper Industries, Inc. in 1966 as Director, Accounting and Taxation, Assistant Controller, and Treasurer. Mr. Cross was appointed Vice President, Finance of Cooper Industries in 1972 and was named Senior Vice President, Finance of Cooper Industries in 1980. He was the Senior Vice President, Finance for Cooper Industries from 1980 until he retired in April 1995. Mr. Cross is also a director of Magnetek, Inc.

   David F. Dietz. Mr. Dietz has served as a member of the Company's Board of Directors since its inception in July 1999. Mr. Dietz or his professional corporation has been a partner of the law firm of Goodwin Procter LLP since 1984. Mr. Dietz is also a director of the Andover Companies, a property and casualty insurance company, and High Liner Foods (USA), Inc., a frozen food company.

   Timothy P. Horne. Mr. Horne has served as a member of the Company's Board of Directors since its inception in July 1999. He has been the Chief Executive Officer of Watts since 1978 and Chairman of the Board of Watts since 1986. Prior to that, Mr. Horne served as the President of Watts from 1976 to 1978 and again from 1994 to April 1997. Mr. Horne joined Watts in September 1959 and has been a director of Watts since 1962.

   Daniel J. Murphy, III. Mr. Murphy has served as a member of the Company's Board of Directors since its inception in July 1999. He has been the Chairman of Northmark Bank since August 1987. Prior to joining Northmark Bank in 1987, Mr. Murphy was a Managing Director of Knightsbridge Partners, Inc., a venture capital firm, from January to August 1987, and President and Director of Arltru Bancorporation, a bank holding company, and its wholly owned subsidiary, Arlington Trust Company, from 1980 to 1986. Mr. Murphy is also a director of Bay State Gas Company and has been a director of Watts since 1986.

   Thomas N. Tullo. Mr. Tullo has served as a member of the Company's Board of Directors since February 2001. Since June 2001, he has served as a Managing Director of Needham & Company, Inc. From January 2001 through May 2001, he was a private investor, and prior to that, from 2000 through January 2001, he served as Senior Managing Director of Equity Capital Network, a venture capital and private equity firm. From 1998 to 2000, Mr. Tullo was a Managing Director of ING Barings, and from 1997 to 1998, he was a Managing Director of Furman Selz. From 1995 to 1997, Mr. Tullo served as a Managing Director of Schroder & Co. From 1986 to 1995, Mr. Tullo served in various senior roles at Goldman Sachs & Co. and S.G. Warburg & Co.

Board Composition

   The number of directors currently is fixed at six. CIRCOR's Board of Directors is divided into three classes, each of whose members serve for a staggered three-year term. The Board of Directors consists of two directors in Class I, whose terms of office will continue until the annual meeting of stockholders in 2003, two Class II directors, whose terms of office will continue until the annual meeting of stockholders in 2004, and two Class III directors, whose terms of office will continue until the annual meeting of stockholders in 2002. The Class I directors are David F. Dietz and Thomas N. Tullo, the Class II directors are Dewain K. Cross and Daniel J. Murphy, III, and the Class III directors are David A. Bloss, Sr. and Timothy P. Horne. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. As noted previously, however, Mr. Horne recently announced his decision to not stand for re-election when his term expires at this year's Annual Meeting. As a result, the Board of Directors has voted to reduce the number of directors from six to five when Mr. Horne's term expires at the Annual Meeting, which will result in there being one Class III director.

   There are no family relationships among any of our directors or executive officers.

Board Meetings and Committees

   The Board of Directors of the Company held five (5) meetings during the year ended December 31, 2001 ("Fiscal 2001"), and each of the Directors attended at least 75% of the total number of meetings of the Board and of the committees of which he was a member. The Board of Directors has established an Audit Committee and a Compensation Committee. It has not established a nominating committee; instead, the full Board of Directors performs the functions of such a committee.

   Audit Committee. The Audit Committee, which held four (4) meetings during Fiscal 2001, consists of Messrs. Cross, Murphy and Tullo. Each member of the Audit Committee is "independent" as that term is defined in the rules of the SEC and the applicable listing standards of the New York Stock Exchange ("NYSE"). Each member also meets the financial literacy requirements of the NYSE.

   The Audit Committee recommends the firm to be appointed as independent auditors to audit the Company's financial statements and to perform services related to the audit. The Audit Committee also reviews the scope and results of the audit with the independent auditors, reviews with management and the independent auditors the Company's annual operating results, considers the adequacy of the Company's internal accounting procedures and controls, and considers the effect of such procedures on the auditors' independence. In accordance with the requirements of the NYSE, the Board of Directors, during the year ended December 31, 2000, adopted an Audit Committee Charter. A copy of the Audit Committee Charter was appended to the Company's Proxy Statement for last year's annual meeting of stockholders.

   Compensation Committee. Until July 2001, the Compensation Committee consisted of Messrs. Cross, Dietz and Murphy, all of whom are independent Directors. In July 2001, Mr. Tullo, who is independent, replaced Mr. Murphy on the Compensation Committee. The Compensation Committee currently consists of Messrs. Cross, Dietz and Tullo, all of whom remain independent. The Compensation Committee, which held three (3) meetings during Fiscal 2001, reviews and recommends the compensation arrangements for officers and other senior level employees, reviews general compensation levels for other employees as a group, determines the awards to be granted to eligible persons under the Company's 1999 Stock Option and Incentive Plan and takes such other action as may be required in connection with the Company's compensation and incentive plans.

Director Compensation

   Directors receive such compensation for their services as the Board of Directors may from time to time determine. Further, each director is reimbursed for reasonable travel and other expenses incurred in attending meetings. Currently, each non-employee director receives annual remuneration of $27,500 and an annual grant of a non-qualified option to acquire 2,000 shares of Common Stock. At his election, each director, under our Management Stock Purchase Plan, may elect to defer all or part of such director's cash remuneration for the purchase of restricted stock units at a 33% discount from the closing price of our Common Stock on the date of the fee payments. Additionally, each non-employee director has received a non-qualified option to acquire 10,000 shares of Common Stock in connection with his initial appointment to serve on the Board of Directors. Those directors who are our employees do not receive compensation for their services as directors.

Executive Compensation

   The following table sets forth the compensation paid in Fiscal 2001, Fiscal 2000 and for the six months ended December 31, 1999 to our Chief Executive Officer and our four most highly compensated executive officers who were serving as executive officers at the end of 2001, each of whose total salary and bonus exceeded $100,000 during 2001. We refer to each of these people in this Proxy Statement as our ''named executive officers.'' From July 1, 1999 (the date on which we were incorporated in the State of Delaware) through October 18, 1999, the date of the Company's spin-off from Watts, Watts made payments of compensation to certain named executive officers on our behalf. The following table, therefore, reflects compensation paid to each named executive officer, regardless of whether such compensation was actually paid by us or by Watts.

                          Summary Compensation Table

                                               Annual                Long-Term
                                            Compensation            Compensation
                                          ---------------- ------------------------------
                                                            Restricted      Securities     All Other
                                           Salary   Bonus  Stock Unit(s)    Underlying    Compensation
Name and Principal Position          Year   (1)      (2)     (2)(3)(4)    Options Granted     (5)
---------------------------          ---- -------- ------- -------------  --------------- ------------
David A. Bloss, Sr.................. 2001 $420,000 $     0   $409,956(6)       70,000       $ 15,600
Chairman, President and Chief        2000  400,000       0    218,832(6)      105,000         15,600
Executive Officer                    1999  182,500       0     34,629(6)      131,500          5,569

Kenneth W. Smith.................... 2001  195,700  59,738     38,189(7)       25,000         12,000
Vice President, Chief Financial      2000  134,436  23,083     14,749(7)       80,000          8,000
Officer and Treasurer                1999       --      --         --              --             --

Alan R. Carlsen..................... 2001  240,000       0    187,412(8)       25,000        222,314
Executive Vice President, Operations 2000  206,667       0    179,098(8)       30,000        178,224
                                     1999   93,333       0     39,071(8)       39,500          4,410

Douglas E. Frank.................... 2001  177,328  45,612     36,651(9)        8,000          8,400
Vice President, Thermal Fluid        2000  153,742  22,374     17,978(9)        8,000         58,260
Controls Products                    1999   65,000  12,572      4,681(9)        8,000          3,455

Carl J. Nasca....................... 2001  175,000  11,897     17,737(10)       8,000          8,400
Vice President, Instrumentation      2000  158,383  17,503     78,354(10)       8,000         36,647
Products                             1999   13,199      --         --           8,000            700

--------
 (1) As a result of changing our fiscal year end from June 30th to December 31st of each year, the salary and bonus amounts for the six months ended December 31, 1999 represent the actual amounts earned for that period.
 (2) Bonuses are awarded under our Executive Incentive Bonus Plan (the "Bonus Plan"). Under the Bonus Plan, executives are eligible to receive a bonus up to a specified maximum percentage of base salary based on performance goals assigned by the Compensation Committee. Our named executive officers also are eligible to participate in our Management Stock Purchase Plan (the "MSPP"). Under the MSPP, executives may make an advance election to receive restricted stock units, or RSUs, in lieu of a specified percentage or dollar amount of the executive's annual incentive cash bonus under the Bonus Plan. RSUs are issued in whole units only (fractional RSUs are returned to the participant in the form of cash) on the basis of a 33% discount to the fair market value of our Common Stock on the date the underlying bonus is paid or otherwise would be paid and generally vest three years after the date of grant, at which time they are converted into shares of our Common Stock unless the executive has previously elected a longer deferral period. The "Bonus" column on the table lists that portion of each named executive officer's bonus that was not deferred into the receipt of RSUs. The following percentage of their bonus for the fiscal year ended December 31, 2001 was deferred into the acquisition of RSUs:
     Mr. Bloss--100%; Mr. Smith--30%; Mr. Carlsen--100%; Mr. Frank--35%; and Mr. Nasca--50%.
 (3) Represents the dollar value (net of any consideration paid by the named executive officer) of RSUs received under the MSPP determined by multiplying the number of RSUs received by the closing market price of our Common Stock of $13.69, $14.10 and $18.99, respectively on the RSU grant dates of April 6, 2000, March 16, 2001 and February 13, 2002.
 (4) For the year ended December 31, 2001, RSUs were awarded as of February 13, 2002 by dividing the named executive officer's election amount by $12.72 which was 67% of $18.99, the closing market price of our Common Stock on February 13, 2002 (the "2001 RSU Cost"). For the year ended December 31, 2000, RSUs were awarded as of March 16, 2001 by dividing the named executive officer's election amount by $9.45, which was 67% of $14.10, the closing market price of our Common Stock on March 16, 2001 (the "2000 RSU Cost"). For the six months ended December 31, 1999, RSUs were awarded as of April 6, 2000, (the date actual annual incentive bonuses were determined) by dividing the named executive officer's election amount by $9.17, which was 67% of $13.69, the closing market price of our Common Stock on April 6, 2000 ("1999 RSU Cost"). Each RSU is 100% vested three years after the date of grant, and at the end of a deferral period, if one had been specified by the named executive officer or upon the named executive officer's termination of employment under the MSPP, we will issue one share of Common Stock for each vested RSU. Cash dividends, equivalent to those paid on the our Common Stock, will be credited to the named executive officer's account for each nonvested RSU and will be paid in cash to such person when the RSUs become vested. Such dividends will also be paid in cash to individuals for each vested RSU held during any deferral period.
 (5) Consists of car allowance, except that Mr. Carlsen's amount for 2001 includes $36,248 of housing allowance and $174,067 in moving expenses and allowances; Mr. Carlsen's amount for 2000 also includes $58,451 of housing allowance and $108,038 in moving expenses and allowances. Mr. Nasca's amount for 2000 includes $28,047 of moving expenses; and Mr. Frank's amount for 2000 includes $50,000 of moving expenses.
 (6) For the year ended December 31, 2001, Mr. Bloss received 21,588 RSUs in lieu of receiving all of his incentive bonus of $274,681. This number of RSUs was determined by dividing $274,681 by the 2001 RSU cost. For the year ended December 31, 2000, Mr. Bloss received 15,520 RSUs in lieu of receiving all of his incentive bonus of $146,621. This number of RSUs was determined by dividing $146,621 by the 2000 RSU Cost. For the six months ended December 31, 1999, Mr. Bloss received 2,530 RSUs in lieu of receiving all of his incentive bonus of $23,203. This number of RSUs was determined by dividing $23,203 by the 1999 RSU Cost. Mr. Bloss held 69,922 RSUs at December 31, 2001 with a value of $1,290,061 based on a closing price of our Common Stock of $18.45 on December 31, 2001.
 (7) For the year ended December 31, 2001, Mr. Smith received 2,011 RSUs in lieu of receiving 30% of his bonus of $85,325. This number of RSUs was determined by dividing $25,598 by the 2001 RSU Cost. For the year ended December 31, 2000, Mr. Smith received 1,046 RSUs in lieu of receiving 30% of his bonus of $32,965. This number of RSUs was determined by dividing $9,890 by the 2000 RSU Cost. Mr. Smith held 1,046 RSUs at December 31, 2001 with a value of $19,299 based on a closing price of our Common Stock of $18.45 on December 31, 2001.
 (8) For the year ended December 31, 2001, Mr. Carlsen received 9,869 RSUs in lieu of receiving all of his incentive bonus of $125,566. This number of RSUs was determined by dividing $125,568 by the 2001 RSU Cost. For the year ended December 31, 2000, Mr. Carlsen received 12,702 RSUs in lieu of receiving all of his incentive bonus of $120,000. This number of RSUs was determined by dividing $120,000 by the 2000 RSU Cost. For the six months ended December 31, 1999, Mr. Carlsen received 2,854 RSUs in lieu of receiving all of his incentive bonus of $26,180. The number of RSUs was determined by dividing $26,180 by the 1999 RSU Cost. In addition, Mr. Carlsen was required to purchase 2,598 restricted stock units due to his prior election to defer a fixed amount ($50,000) of bonus (which exceeded his actual earned bonus by $23,820) into the receipt of RSUs. Mr. Carlsen held 59,252 RSUs at December 31, 2001 with a value of $1,093,199 based on a closing price of our Common Stock of $18.45 on December 31, 2001.
 (9) For the year ended December 31, 2001, Mr. Frank received 1,930 RSUs in lieu of receiving 35% of his incentive bonus of $70,168. This number of RSUs was determined by dividing $24,559 by the 2001 RSU Cost. For the year ended December 31, 2000, Mr. Frank received 1,275 RSUs in lieu of receiving 35% of his incentive bonus of $34,419. This number of RSUs was determined by dividing $12,047 by the 2000 RSU Cost. For the six months ended December 31, 1999, Mr. Frank received 342 RSUs in lieu of receiving 20% of his incentive bonus of $15,708. This number of RSUs was determined by dividing $3,142 by the 1999 RSU Cost. Mr. Frank held 1,617 RSUs at December 31, 2001 with a value of $29,834 based on a closing price of our Common Stock of $18.45 on December 31, 2001.
(10) For the year ended December 31, 2001, Mr. Nasca received 934 RSUs in lieu of receiving 50% of his bonus of $23,781. This number of RSUs was determined by dividing $11,891 by the 2001 RSU Cost. For the year ended December 31, 2000, Mr. Nasca received 5,557 RSUs in lieu of 75% of his bonus of $70,000. This number of RSUs was determined by dividing $52,500 by the 2000 RSU Cost. Mr. Nasca held 5,557 RSUs at December 31, 2001 with a value of $102,557 based on a closing price of our Common Stock of $18.45 on December 31, 2001.

Option Grants in Fiscal Year 2001

   In Fiscal 2001, 279,500 options were granted to our employees and directors. The following table sets forth certain information concerning the individual grant of options to purchase our Common Stock to our named executive officers who received such grants during the fiscal year ended December 31, 2001.

                       Option Grants in Fiscal Year 2001

                                                                               Potential Realizable
                                                                                 Value of Assumed
                                       Percent of                             Annual Rates of Stock
                    Number of Shares  Total Options                           Price Appreciation for
                    of Common Stock    Granted to                                Option Term (3)
                   Underlying Options Employees in  Exercise Price Expiration ----------------------
Name                  Granted (1)      Fiscal Year  Per Share (2)     Date        5%         10%
----               ------------------ ------------- -------------- ----------  --------   ---------
David A. Bloss, Sr       70,000           25.0%         $16.32      10/29/11  $718,449   1,820,691
Kenneth W. Smith..       25,000            8.9           16.32      10/29/11   256,589     650,247
Alan R. Carlsen...       25,000            8.9           16.32      10/29/11   256,589     650,247
Douglas E. Frank..        8,000            2.9           16.32      10/29/11    82,108     208,079
Carl J. Nasca.....        8,000            2.9           16.32      10/29/11    82,108     208,079

--------
 (1) The options terminate ten years after the grant date, subject to earlier termination in accordance with the 1999 Stock Option and Incentive Plan and the applicable option agreement. Options granted to Messrs. Bloss, Smith and Carlsen vest over 5 years at the rate of 20% per year on successive anniversaries of the date on which the options were granted. Options granted to Messrs. Frank and Nasca vest over 5 years at the rate of 20% per year commencing upon the later of one year from the date of grant or the date on which the Company's stock price has closed for the 10/th/ consecutive trading day at a level equal to or greater than 130% of the exercise price. In any event, the options granted to Messrs. Frank and Nasca vest at the latest 7 years from the date of grant.
 (2) The exercise price equals the fair market value of the stock as of the grant date.
 (3) This column shows the hypothetical gain or option spreads of the options granted based on assumed annual compound stock appreciation rates of 5% and 10% over the full 10-year term of the options. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future Common Stock prices. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares, or reflect nontransferability, vesting or termination provisions. The actual gains, if any, on the exercises of stock options will depend on the future performance of our Common Stock.

Option Exercises and Option Values

   The following table sets forth information concerning the aggregate number of options exercised in 2001 and the number and value of unexercised options to purchase our Common Stock held by our named executive officers who held such options at December 31, 2001.

  Aggregated Option Exercises in Fiscal Year 2001 and Fiscal Year-End Option
                                    Values

                                                     Number of Shares
                                                     of Common Stock         Value of Unexercised
                                                  Underlying Unexercised    In-the-Money Options at
                                                Options at Fiscal Year-End    Fiscal Year End (2)
                   Shares Acquired    Value     -------------------------- -------------------------
Name                 on Exercise   Realized (1) Exercisable  Unexercisable Exercisable Unexercisable
----               --------------- ------------ -----------  ------------- ----------- -------------
David A. Bloss, Sr     39,106        $389,496     421,645       285,694    $3,278,837   $2,119,746
Kenneth W. Smith..         --              --      16,000        89,000       127,200      562,050
Alan R. Carlsen...         --              --     101,966        85,411       828,789      604,725
Douglas E. Frank..         --              --       5,200        18,800        46,160      130,080
Carl J. Nasca.....         --              --       3,200        18,800        41,360      122,880

--------
 (1) The transaction occurred through a broker-arranged cashless exercise of options. The value realized consists of the difference between the aggregate sale price for the underlying shares of $703,908 less the aggregate exercise price of $314,412 and excludes brokerage fees and taxes.
 (2) Based on the last reported sale price of our Common Stock on the NYSE on December 31, 2001 less the option exercise price

  Report of the Compensation Committee of the Board of Directors on Executive
                                 Compensation

   Overall Policy. The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of non-employee directors. The Compensation Committee reviews and approves the cash and non-cash compensation policies and programs and major changes in the Company's benefit plans that are applicable to the Chief Executive Officer, those individuals who directly report to the Chief Executive Officer, and any other individuals or groups the Committee deems appropriate based on the recommendation of the Chief Executive Officer.

   The Company's executive compensation philosophy is to provide direct compensation programs and potential earnings opportunities which reflect the relative size and performance of the Company and which are aligned with increasing stockholder value. The compensation programs, therefore, are designed to attract, retain and motivate key executives to achieve strategic business initiatives that are adopted to increase stockholder value and reward them for their achievement. In formulating and implementing its compensation philosophy, the Committee has obtained advice from Watson Wyatt, a compensation consulting firm.

   Implementing Guidelines. In implementing its compensation philosophy for executives, the Committee acts according to the following guidelines:

  . Determining relevant market data for the positions it reviews as set forth in published surveys of the broader general industry

  . Considering specific information on pay practices about key executive positions in peer organizations

  . Setting base salaries in light of both market data and the individual's performance, background, experiences and personal skills

  . Providing competitive and leveraged annual incentive opportunities based on achieving performance goals that reflect stockholder value creation, the strategic direction of the Company for the year and the individual's performance during the year

  . Providing competitive and leveraged long-term incentive opportunities which will provide rewards for increasing stockholder value, achieving long-term performance goals of the Company and assuring that executives have earnings opportunities similar to their peers at comparable organizations

   Stock Ownership Guidelines. The Committee believes that executives, as owners, will act in a manner consistent with the best interests of the stockholders. As such, the Committee believes that executives should hold prescribed amounts of Company stock and has established targets for each executive.

   Specific Programs. Executive compensation packages generally consist of three components: (1) base salary; (2) annual incentive pursuant to the Bonus Plan; and (3) long-term incentives pursuant to the 1999 Stock Option and Incentive Plan. Under the Bonus Plan, executives are eligible to receive a bonus up to a specified maximum percentage of base salary based on four goals assigned by the Committee for the particular year. Each goal carries equal weight. In addition, if 100% of each of the four goals is achieved, the executive may achieve a bonus up to twice the maximum percentage based on the extent to which each objective is exceeded. Under the 1999 Stock Option and Incentive Plan, the Committee may grant to key personnel options with respect to the Company's Common Stock as well as other stock-based awards such as restricted and unrestricted shares, performance shares, deferred stock awards, and dividend equivalent rights. Such stock-based awards are designed to align the interests of executives with those of the stockholders, since the benefit of such awards cannot be realized unless the stock price appreciates. In determining the appropriate level of stock-based compensation to award to each executive officer for Fiscal 2001, the Committee followed the implementing guidelines discussed above. The Company's executives are also eligible to participate in the MSPP. Under the MSPP, which is a component plan to the 1999 Stock Option and Incentive Plan, executives may make an advance election to receive RSUs in lieu of a specified percentage or dollar amount of such executive's annual incentive under the Bonus Plan. RSUs are issued on the basis of a 33% discount to the closing price of the Company's stock on the day the incentive bonuses are paid or otherwise would be paid and generally vest over a three year period, at which time they are converted into shares of Common Stock unless the executive previously has elected a longer deferral period.

   Compensation of the CEO. As with other executive officers, the compensation package for the Chief Executive Officer is comprised of base salary, bonus opportunity, and stock-based compensation. In determining the base salary for the CEO, the Committee, with the advice of Watson Wyatt, relied significantly on comparisons with a select group of specific peer companies as well as several reputable published compensation surveys for industrial manufacturers. In addition, the Committee considered the operating results and change in stockholder value of the Company for Fiscal 2000 in determining the CEO's base salary for Fiscal 2001. For Fiscal 2001, the Committee established Mr. Bloss' salary at $420,000. To establish the CEO's bonus opportunity, the Committee established specific goals consistent with those established for other corporate executive officers under the Bonus Plan. In determining the maximum percentage opportunity for the CEO under the Bonus Plan, the Committee considered comparable data from specific peer companies as well as other industrial manufacturers. For Fiscal 2001, the Committee set Mr. Bloss' maximum bonus opportunity under the Bonus Plan at 75%. As a result of the Company's performance against the established goals, Mr. Bloss received a bonus of $274,681 for Fiscal 2001. At Mr. Bloss' advance election, his entire bonus was deferred into the receipt of RSUs. For Fiscal 2001, Mr. Bloss received 70,000 non-qualified options which vest 20% per year from the date of grant.

   Policy Regarding Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code limits the deductibility on the Company's tax return of compensation over $1 million to any of the named executive officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our stockholders. The Compensation Committee's policy with respect to Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted while simultaneously providing our executives with appropriate rewards for their performance.

       Submitted by the Compensation Committee of the Board of Directors

                                Dewain K. Cross
                                David F. Dietz
                                Thomas N. Tullo

            Report of the Audit Committee of the Board of Directors

   The Audit Committee, which consists entirely of non-employee directors meeting the independence and financial literacy requirements of the NYSE (see "Board Meetings and Committees" above), has furnished the following report on Audit Committee matters:

   The Audit Committee acts pursuant to a written charter which was adopted by the Board of Directors of the Company on May 24, 2000. The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2001 with management and it has discussed with KPMG LLP the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) relating to the conduct of the audit. The Audit Committee also has received written disclosures and a letter from KPMG LLP regarding its independence from the Company as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with KPMG LLP the independence of that firm. Based upon the above materials and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

          Submitted by the Audit Committee of the Board of Directors

                                Dewain K. Cross
                             Daniel J. Murphy, III
                                Thomas N. Tullo

Stockholder Return Performance Graph

   Set forth below is a line graph comparing the percentage change in the cumulative total stockholder return on the Company's Common Stock, based on the market price of the Company's Common Stock with the total return of companies included within the Standard & Poor's 500 Composite Index and a peer group of companies engaged in the valve, pump and fluid control industry for the period commencing October 19, 1999 (the date on which the Company's Common Stock started trading) and ended December 31, 2001. The calculation of total cumulative return assumes a $100 investment in the Company's Common Stock, the Standard & Poor's 500 Composite Index and the peer group on October 19, 1999, the first date trading in the Company's Common Stock commenced following the pro-rata distribution of all of the Company's Common Stock to the Watts stockholders, and the reinvestment of all dividends. The historical information set forth below is not necessarily indicative of future performance.

                                          [CHART]

                Circor                 S&P Market          Self-Determined
                Company Index          Index               Peer Index
10/19/1999      100.0                  100.0               100.0
10/29/1999       91.56                 108.04               98.7
11/30/1999      104.819                110.305             105.436
12/31/1999       99.398                116.867             114.869
01/31/2000      116.867                111.014             102.701
02/29/2000      127.711                109.055              94.184
03/31/2000      128.313                119.832             109.002
04/28/2000      110.241                116.027             120.724
05/31/2000      102.113                113.405             114.614
06/30/2000       79.152                116.285             101.014
07/31/2000       67.672                114.722             103.18
08/31/2000       89.203                121.999             111.226
09/29/2000      100.126                115.567             106.18
10/31/2000      107.408                115.089             109.204
11/30/2000       96.188                105.95              105.427
12/29/2000       97.405                106.46              119.425
01/31/2001      119.808                110.193             118.891
02/28/2001      127.479                100.143             116.433
03/30/2001      144.574                 93.761             109.019
04/30/2001      168.507                101.081             126.027
05/31/2001      229.795                101.755             132.032
06/29/2001      176.652                 99.28              121.101
07/31/2001      162.951                 98.338             117.409
08/31/2001      165.787                 92.139             115.33
09/28/2001      147.149                 84.734              91.905
10/31/2001      173.145                 86.389             101.518
11/30/2001      169.645                 93.089             107.176
12/31/2001      181.341                 93.915             119.748

Companies in the Self-Determined Peer Group
   COOPER CAMERON CORP                     PARKER HANNIFIN CORP
   FLOWSERVE CORP                          ROBBINS & MYERS INC
   GRACO INC                               ROPER INDUSTRIES INC NEW
   IDEX CORP

Notes:
   A. The lines represent monthly index levels derived from compounded daily from returns that include all dividends.
   B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
   C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
   D. The index level for all series was set to $100.00 on 10/19/1999.

Employment Agreements

   The Company has entered into an Employment Agreement, as amended, with Mr. Bloss, pursuant to which Mr. Bloss serves as the Chairman, President and Chief Executive Officer for a term of three years beginning on October 18, 1999. The Agreement will be automatically extended for additional one-year terms unless either the Company or Mr. Bloss elects to terminate it by notice in writing at least 90 days prior to the third anniversary of the Agreement or each anniversary thereafter. As of January 1, 2002, Mr. Bloss' base salary is $434,700. Mr. Bloss is also eligible to receive incentive compensation in an amount to be determined by our Board of Directors.

   Upon termination of employment due to the death or disability of Mr. Bloss, all unexercisable stock options will immediately vest and will be exercisable for one year and the Company will pay health insurance premiums for Mr. Bloss and his family for one year.

   If employment is terminated by Mr. Bloss for "good reason", or if the Company terminates his employment without "cause," Mr. Bloss will receive a severance payment equal to two times the sum of his average base salary and average incentive compensation (as determined in accordance with the agreement), payable over 24 months. In addition, certain stock options and restricted stock units held by Mr. Bloss will become exercisable or nonforfeitable, and Mr. Bloss will receive additional vesting credit under the supplemental plan.

   If a "change in control" (as defined in the Agreement) occurs and Mr. Bloss' employment is terminated by the Company without cause or by Mr. Bloss with good reason within 18 months of such change in control, Mr. Bloss will receive a lump sum amount in cash equal to three times the sum of his then current base salary and highest bonus during the three preceding fiscal years, all of his stock options and stock-based awards will become immediately exercisable, he will be fully vested in his accrued benefit under the supplemental plan and will be credited with an additional 36 months of benefit service under the plan. The Company will pay health insurance premiums for Mr. Bloss and his family for three years and the Company will continue to pay Mr. Bloss an automobile leasing allowance for three years. In addition, Mr. Bloss will receive a tax gross-up payment to cover any excise tax due.

   We also have entered into Change of Control Agreements with Messrs. Carlsen, Carriere, Coppinger, Frank, Glass, Nasca, Smith and Taylor. These agreements generally provide the same change of control provisions as in Mr. Bloss' Employment Agreement, except that (i) each of these agreements applies to terminations within twelve (12) months of the change of control event, (ii) the agreements with Messrs. Carlsen and Smith provide a lump sum payment equal to two times the sum of the executive's annual salary and highest bonus during the past three fiscal years, provide for an additional 24 months of benefit service under the supplemental plan, and provide for medical insurance and automobile for a two-year period and (iii) the agreements with Messrs. Carriere, Coppinger, Frank, Glass, Nasca and Taylor provide for a lump sum payment equal to one times the sum of the executive's annual salary and highest bonus during the three preceding fiscal years, provide for medical insurance for one year, and do not provide for additional credit under the supplemental plan or for automobile leasing.

Compensation Committee Interlocks and Insider Participation; Certain
Relationships

   Messrs. Cross, Dietz and Tullo are members of the Company's Compensation Committee. Mr. Horne is also a director of Watts and, based on his most recent public filings, beneficially owns 35.5% of the outstanding Watts Common Stock and 25.8% of the Company's outstanding Common Stock. Mr. Murphy is also a director of Watts, and, until Mr. Tullo replaced him on the Company's Compensation Committee in July 2001, Mr. Murphy served on the compensation committees of both CIRCOR and Watts. In the event that Mr. Horne ceases to serve as trustee of the 1997 Voting Trust (as described in footnote 5 of the section entitled "Principal Shareholders"), then Walter J. Flowers and Messrs. Murphy and Dietz will become co-trustees of the 1997 Voting Trust. Mr. Dietz is the sole owner of a professional corporation that is a partner of Goodwin Procter LLP, a law firm which provides legal services to the Company and to Watts.

   Our policy is that any future transactions with our directors, officers, employees or affiliates be approved in advance by a majority of our Board of Directors, including a majority of the disinterested members of our Board of Directors, and be on terms no less favorable to us than we could obtain from non-affiliated parties.

Pension Plan and Supplemental Plan

   The Company sponsors a qualified noncontributory defined benefit pension plan for eligible salaried employees, including the named executive officers specified in the Summary Compensation Table above, and maintains a nonqualified noncontributory defined benefit supplemental plan for certain highly compensated employees, which also covers the named executive officers specified in the Summary Compensation Table. The eligibility requirements of the pension plan are generally the attainment of age 21 and the completion of at least 1,000 hours of service in a specified 12-month period. The assets of the pension plan are maintained in a trust fund at State Street Bank and Trust Company. The pension plan is administered by a retirement plan committee appointed by the Board of Directors. Annual contributions to the pension plan are computed by an actuarial firm based on normal pension costs and a portion of past service costs. The pension plan provides for monthly benefits to, or on behalf of, each participant at age 65 and has provisions for early retirement after attainment of age 55 and five years of service and surviving spouse benefits after five years of service. Participants in the pension plan who terminate employment prior to retirement with at least five years of service are vested in their accrued retirement benefit. The pension plan is subject to the Employee Retirement Income Security Act of 1974, as amended.

   The normal retirement benefit for participants in the pension plan is an annuity payable monthly over the participant's life. If the participant is married, he or she will receive a spousal joint and 50% survivor annuity, unless an election out is made. Generally, the annual normal retirement benefit is an amount equal to 1.67% of the participant's final average compensation (as defined in the pension plan), reduced by the maximum offset allowance (as defined in the pension plan) multiplied by years of service (maximum 25 years). Annual compensation in excess of $200,000 per year is disregarded for all purposes under the pension plan. However, benefits accrued prior to the 1994 plan year may be based on compensation in excess of $200,000. Compensation recognized under the pension plan generally includes base salary and annual bonus.

   The supplemental plan provides additional monthly benefits to (i) a select group of key executives, (ii) individuals who were projected to receive reduced benefits as a result of changes made to the pension plan to comply with the Tax Reform Act of 1986, (iii) executives who will be affected by Internal Revenue Service limits on compensation under the Retirement Plan, and (iv) individuals who deferred compensation under the qualified Retirement Plan. The supplemental plan is not a tax-qualified plan, and is subject to certain provisions of the Employee Retirement Income Security Act of 1974, as amended. The supplemental plan is not funded.

   Tier one benefits are provided under the supplemental plan to a select group of key executives. The annual benefit under tier one payable at normal retirement is equal to the difference between (x) 2% of the highest three year average pay multiplied by years of service up to ten years, plus 3% of average pay times years of service in excess of ten years, to a maximum of 50% of average pay, less (y) the annual benefit payable under the pension plan formula described above. Normal retirement age under tier one is age 62.

   The following table illustrates total annual normal retirement benefits (payable from both the pension plan and from the supplemental plan and assuming attainment of age 62 during 2001) for various levels of final average compensation and years of benefit service under tier one of the supplemental plan.

                                      Estimated Total Annual Retirement
                               (Pension Plan Plus Supplemental Plan, Tier One)
  Final Average Compensation            Based on Years of Service (1)
 For Three Highest Consecutive -----------------------------------------------
    Years in Last 10 Years       5 Years    10 Years    15 Years    20 Years
 ----------------------------- -------     --------    --------    --------
           $100,000            $10,000     $ 20,000    $ 35,000    $ 50,000
           150,000              15,000       30,000      52,500      75,000
           200,000              20,000       40,000      70,000     100,000
           250,000              25,000       50,000      87,500     125,000
           300,000              30,000       60,000     105,000     150,000
           350,000              35,000       70,000     122,500     175,000
           400,000              40,000       80,000     140,000     200,000
           450,000              45,000       90,000     157,500     225,000
           500,000              50,000      100,000     175,000     250,000
           550,000              55,000      110,000     192,500     275,000
           600,000              60,000      120,000     210,000     300,000

--------
 (1) The annual pension plan and supplemental plan benefits are computed on the basis of a straight life annuity.

   Messrs. Bloss, Carlsen, Frank, Nasca and Smith have nine, seven, four, two and two years, respectively, of benefit service under the pension plan (which includes years of benefit service credited under the Watts pension plan) Messrs. Bloss, Carlsen and Smith are eligible for tier one benefits. Eligible employees are currently limited to a maximum annual benefit under the pension plan of $160,000 (subject to cost of living adjustments) under Internal Revenue Code requirements regardless of their years of service or final average compensation. Accordingly, under current salary levels and law, annual benefits are limited to such amount under the pension plan.

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information regarding beneficial ownership of Common Stock as of February 28, 2002, by:

  .  all persons known by us to own beneficially 5% or more of our Common Stock;

  .  each of our directors;

  .  our Chief Executive Officer and the other named executive officers; and

  .  all directors and executive officers as a group.

   The number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within sixty (60) days after February 28, 2002 through the exercise of any warrant, stock option or other right. The inclusion in this Proxy Statement of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. As of February 28, 2002 a total of 14,861,890 shares of Common Stock were outstanding.

   Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of Common Stock except to the extent authority is shared by spouses under applicable law.

                                                                   Shares Beneficially Owned
                                                                 -----------------------------
Name of Beneficial Owner (1)                                     Number (2)         Percent (2)
----------------------------                                     ----------         -----------
Timothy P. Horne (3)............................................ 3,828,758(4)(5)(6)    25.8%
Gabelli Entities (7)............................................ 1,826,150             12.3
Fidelity Entities (8)...........................................   797,000              5.4
Franklin Resources, Inc. (9)....................................   761,150              5.1
George B. Horne (3)(10).........................................   712,300              4.8
Daniel W. Horne (3)(6)..........................................   667,920              4.5
Deborah Horne (3)(6)............................................   667,920              4.5
David A. Bloss, Sr. (11)........................................   438,745              2.9
Alan R. Carlsen (12)............................................   118,440                *
Kenneth W. Smith (13)...........................................    29,000                *
Dewain K. Cross (14)............................................    15,267                *
Daniel J. Murphy, III (15)......................................    11,915                *
David F. Dietz (16).............................................    10,667                *
Douglas E. Frank (17)...........................................     4,900                *
Carl J. Nasca (18)..............................................     4,800                *
Thomas N. Tullo (19)............................................     3,334                *
All executive officers and directors as a group (12 persons)(20) 4,478,626             29.0%

--------
 *   Less than 1%.
 (1) The address of each stockholder in the table is c/o CIRCOR International, Inc., 35 Corporate Drive, Burlington, Massachusetts 01803, except that the Fidelity Entities' address is 82 Devonshire Street, Boston, MA 02109; Franklin Resources' address is One Franklin Parkway, San Mateo, CA 94403, and the Gabelli Entities' address is One Corporate Center, Rye, NY 10580.
 (2) The number of shares of Common Stock outstanding used in calculating the percentage for each listed person and the directors and executive officers as a group includes the number of shares of Common Stock underlying options, warrants and convertible securities held by such person or group that are exercisable or convertible within 60 days from February 28, 2002, the date of the above table, but excludes shares of Common Stock underlying options, warrants or convertible securities held by any other person.
 (3) Timothy P. Horne, George B. Horne, Daniel W. Horne and Deborah Horne, together with Walter J. Flowers (as trustee for Tiffany R. Horne), as depositors under the 1997 Voting Trust (see footnote 5), may be deemed a "group" as that term is used in Section 13(d)(3) of the Exchange Act of 1934.
 (4) Includes (i) 1,656,781 shares of Common Stock held by Timothy P. Horne (for purposes of this footnote, "Mr. Horne"), (ii) 667,920 shares held for the benefit of Daniel W. Horne, Mr. Horne's brother, under a revocable trust for which Mr. Horne serves as sole trustee, (iii) 667,920 shares held for the benefit of Deborah Horne, Mr. Horne's sister, under a trust for which Mr. Horne serves as sole trustee, which trust is revocable with the consent of the trustee, (iv) 712,300 shares held for the benefit of George B. Horne, Mr. Horne's father, under a revocable trust for which Mr. Horne serves as co-trustee, (v) 11,300 shares held for the benefit of Tiffany R. Horne, under an irrevocable trust for which Mr. Horne serves as trustee, (vi) 22,110 shares held for the benefit of Tiffany R. Horne by Mr. Horne as custodian, and (vii) 103,870 shares held for the benefit of Tiffany R. Horne, under a revocable trust for which Walter J. Flowers serves as Trustee. See footnote 5. Also includes 8,667 shares of Common Stock issuable upon the exercise of currently exercisable options.
 (5) 1,475,610 shares of Common Stock held by Timothy P. Horne individually, and all shares of Common Stock held by trusts for the benefit of Daniel W. Horne, Deborah Horne and George B. Horne, and all but 103,870 of the shares held by trusts for the benefit of Tiffany R. Horne (3,535,050 shares in the aggregate) are subject to the terms of The Amended and Restated George B. Horne Voting Trust Agreement--1997 (the "1997 Voting Trust"). Under the terms of the 1997 Voting Trust, the trustee (currently Timothy P.

     Horne) has sole power to vote all shares subject to the 1997 Voting Trust. Timothy P. Horne, for so long as he is serving as trustee of the 1997 Voting Trust, has the power to determine in his sole discretion whether or not proposed actions to be taken by the trustee of the 197 Voting Trust shall be taken, including the trustee's right to authorize the withdrawl of shares from the 1997 Voting Trust (for purposes of this footnote, the "Determinate Power"). In the event that Timothy P. Hone ceases to serve as trustee of the 1997 Voting Trust, no trustee thereunder shall have the Determination Power except in accordance with a duly adopted amendment to the 1997 Voting Trust. Under the terms of the 1997 Voting Trust, in the event Timothy P. Horne ceases to serve as trustee of the 1997 Voting Trust, then Walter J. Flowers and Daniel J. Murphy, III (the "Successor Trustees") will become co-trustees of the 1997 Voting Trust. At any time, Timothy P. Horne, if then living and not subject to incapacity, may designate up to two additional persons, one to be designated as the primary designee (the "Primary Designee") and the other as the secondary designee (the "Secondary Designee") to serve in the stead of any Successor Trustee who shall be unable or unwilling to serve as a trustee of the 1997 Voting Trust. Such designations are revocable by Timothy P. Horne at any time prior to the time at which such designees become trustees. If any of the Successor Trustees is unable or unwilling or shall otherwise fail to serve as a trustee of the 1997 Voting Trust, or after becoming a co-trustee shall cease to serve as such for any reason then there shall continue to be two trustees and third trustee shall be selected in accordance with the following line of succession; first, any individual designated as the Primary Designee, next, any individual designated as the Secondary Designee, and then, any individual appointed by the holders of a majority in interest of the voting trust certificates then outstanding. In the event that the Successor Trustees shall not concur on matters not specifically contemplated by the terms of the 1997 Voting Trust, the vote of a majority of the Successor Trustees shall be determinative. No trustee or Successor Trustee shall possess the Determination Power until it is specifically conferred upon such trustee by way of an amendment to the 1997 Voting Trust.

     The 1997 Voting Trust expires on August 26, 2021, subject to extension on or after August 26, 2019 by stockholders (including the trustee of any trust stockholder, whether or not such trust is then in existence) who deposited shares of Common Stock in the 1997 Voting Trust and are then living or, in the case of shares in the 1997 Voting Trust the original depositor of which (or the trustee of the original deposit of which) is not then living, the holders of voting trust certificates representing such shares. The 1997 Voting Trust may be amended by vote of the holders of a majority of the voting trust certificates then outstanding and by the number of trustees authorized to take action at the relevant time or, if the trustees (if more than one) do not concur with respect to any proposed amendment at any time when any trustee holds the Determination Power, then by the trustee having the Determination Power. In certain cases (i.e., changes to the extension, termination and amendment provisions), each individual depositor must also approve amendments. Shares may not be removed from the 1997 Voting Trust during its term without the consent of the requisite number of trustees required to take action under the 1997 Voting Trust. Voting trust certificates are subject to any restrictions on transfer applicable to the stock that they represent.

Timothy P. Horne holds 41.7% of the total beneficial interest in the 1997
        Voting Trust (the "Beneficial Interest") individually, 18.9% of the Beneficial Interest as trustee of a revocable trust, 18.9% of the Beneficial Interest as trustee of a trust revocable with the consent of the trustee, 20.1% of the Beneficial Interest as co-trustee of a revocable trust, 0.3% of the Beneficial Interest as trustee of an irrevocable trust (representing an aggregate of 97.9% of the Beneficial Interest). George B. Horne holds 19.1% of the Beneficial Interest as co-trustee of a revocable trust.
 (6) Shares held in a revocable trust for which Timothy P. Horne serves as a sole trustee, and are subject to the 1997 Voting Trust. See footnote 5.
 (7) The information is based on an amended Schedule 13D filed with the Securities and Exchange Commission on March 22, 2001 on behalf of Mario J. Gabelli and Marc J. Gabelli and various entities which either one directly or indirectly controls or for which either one acts as chief investment officer including, but not limited to, Gabelli Funds LLC, GAMCO Investors, Inc. and Gabelli Securities, Inc. (the "Gabelli Entities"). According to the Schedule 13D, the Gabelli entities engage in various aspects of the securities business, primarily as investment advisor to various institutional and individual clients, including registered investment companies and pension plans, as broker/dealer and as general partner of various private investment partnerships, Certain Gabelli entities may also make investments for their own accounts. As of March 22, 2001, Gabelli Funds LLC, GAMCO Investors, Inc., and Gabelli Securities, Inc. held 340,000, 1,484,150 and 2,000 shares, respectively. Subject to certain limitations, each of the foregoing has all investment and/or voting power in the shares except that GAMCO Investors does not have the authority to vote 5,000 of the shares. According to an earlier Schedule 13D filed on November 15, 2000 the Board of Directors of the Gabelli Value Fund, Inc., (one of the funds managed by the Gabelli Entities) voted to transfer to its proxy voting committee all dispositive and voting power with respect to 200,000 shares of our Common Stock held by The Gabelli Value Fund, Inc. As a result, the Gabelli Entities disclaim beneficial ownership of these shares, and, therefore, those shares are not included in this table.
 (8) The information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2002 on behalf of FMR Corp. (a parent holding company), Edward C. Johnson III and Abigail P. Johnson as Reporting Persons. According to this filing: (i) Fidelity Management & Research Company, an investment advisor registered under the Investment Advisers Act of 1940 and a wholly owned subsidiary of FMR Corp., is the beneficial owner of 302,600 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940; and (ii) Fidelity Management Trust Company, a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934 and also a wholly owned subsidiary of FMR Corp., is the beneficial owner of 494,400 shares as a result of its serving as investment manager of various institutional accounts. Edward C. Johnson III and FMR Corp., through its control of Fidelity Management & Research Company, each has sole power of disposal with respect to all 797,000 shares and sole voting power with respect to the 494,400 owned by the institutional accounts. With respect to the 302,600 shares held by the investment companies for which FMR Corp. serves as investment adviser, neither FMR nor Edward C. Johnson III has sole voting power which voting power resided with the Board of Trustees of each investment company.
 (9) The information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2002 on behalf of Franklin Resources, Inc. (a parent holding company), Charles B. Johnson and Rupert H. Johnson, Jr. as principal shareholders of Franklin Resources, Inc., and Franklin Advisory Services as Reporting Persons. According to this filing, the 761,150 shares reported on are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by Franklin Advisory Services, LLC, an investment advisory subsidiary of Franklin Resources, Inc. Franklin Advisory Services, LLC holds all voting and disposal power with respect to all 761,500 shares.
(10) Consists of 712,300 shares held in revocable trust for which Timothy P. Horne and George B. Horne serve as co-trustees. All of such shares are subject to the 1997 Voting Trust. See footnote 5.
(11) Includes 421,645 shares of Common Stock issuable upon the exercise of currently exercisable options. With the approval of the Company's Compensation Committee, Mr. Bloss transferred options for 68,436 of these 421,645 shares to three trusts for the benefit of each of his three adult children. Mr. Bloss' wife serves as a trustee of each such trust.
(12) Includes 101,966 shares of Common Stock issuable upon the exercise of currently exercisable options.
(13) Includes 24,000 shares of Common Stock issuable upon the exericise of currently exercisable options.
(14) Includes 8,667 shares of Common Stock issuable upon the exercise of currently exercisable options.
(15) Includes 200 shares of Common Stock held under a trust for the benefit of Mr. Murphy's son. Mr. Murphy serves as the sole trustee. Also includes 8,667 shares of Common Stock issuable upon the exercise of currently exercisable options.
(16) Includes 8,667 shares of Common Stock issuable upon the exercise of currently exercisable options.
(17) Includes 4,800 shares of Common Stock issuable upon the exercise of currently exercisable options.
(18) Includes 4,800 shares of Common Stock issuable upon the exercise of currently exercisable options.
(19) Includes 3,334 shares of Common Stock issuable upon the exercise of currently exercisable options.
(20) Includes 605,213 shares of Common Stock issuable upon the exercise of currently exercisable options. Also includes Mr. Timothy P. Horne's beneficial ownership as reflected in footnotes (3), (4), (5), and (6).

                                  PROPOSAL 2

                           RATIFICATION OF AUDITORS

   The Company's financial statements for the Fiscal 2001 were audited by KPMG LLP, which has audited the Company's books and records since its inception. The Board of Directors recommends to the stockholders that they ratify the selection of KPMG LLP to examine and report upon the financial statements of the Company for Fiscal 2002. KPMG LLP has no direct or indirect interest in the Company or any affiliate of the Company. Although the company is not required to submit the ratification and approval of selection of our independent accountants to a vote of stockholders, the Board of Directors believes that it is sound policy to do so. In the event that the vote of the majority of shares present and entitled to vote on the proposal are against the selection of KPMG LLP, the directors will consider the vote and the reasons therefore in future decisions on the selection of independent directors.

Vote Required for Approval

   A quorum being present, the affirmative vote of a majority of the votes cast is necessary to ratify the selection of KPMG LLP as the independent auditors of the Company for Fiscal 2002.

   THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR FISCAL 2002.

                      Fees Paid to Auditors, Independence

Other Fees

  Audit Fees

   KPMG LLP has billed the Company an aggregate of $372,800 for professional services rendered for the audit of the Company's annual financial statements for Fiscal 2001 and for review of the financial statements included in the Company's Form 10-Q for that year.

  Financial Information Systems Design and Implementation Fees

   KPMG LLP did not render any services to the Company during Fiscal 2001 for financial information systems design and implementation.

  Other Fees

   KPMG LLP billed the Company an aggregate of $752,724 for all other services rendered during Fiscal 2001. The additional services provided included (i) advice related to state, local and international tax strategies and the preparation of tax returns; (ii) financial statement review in connection with the Company's secondary offering of Common Stock on Form S-3; (iii) audits of employee benefit plans; (iv) accounting due diligence and tax advice in connection with actual and prospective acquisitions; and (v) transfer pricing studies.

  Independence

   The Audit Committee has considered whether the provision of non-audit services by KPMG LLP is compatible with maintaining KPMG's independence and has determined that these services had no adverse effect on such independence.

                                 MARKET VALUE

   On December 31, 2001, the closing price of a share of the Company's Common Stock on the New York Stock Exchange was $18.45.

                           EXPENSES OF SOLICITATION

   The Company will pay the entire expense of soliciting proxies for the Annual Meeting. In addition to solicitations by mail, certain directors, officers and regular employees of the Company (who will receive no compensation for their services other than their regular compensation) may solicit proxies by telephone, telegram or personal interview. Banks, brokerage houses, custodians, nominees and other fiduciaries have been requested to forward proxy materials to the beneficial owners of shares held of record by them and such custodians will be reimbursed for their expenses.

        SUBMISSION OF STOCKHOLDER PROPOSALS FOR ANNUAL MEETING IN 2003

   Stockholder proposals intended to be presented at the annual meeting of stockholders to be held in 2003 must be received by the Company on or before November 27, 2002 in order to be considered for inclusion in the Company's proxy statement and form of proxy for that meeting. These proposals must also comply with the rules of the SEC governing the form and content of proposals in order to be included in the Company's proxy statement and form of proxy.

   In addition, a stockholder who wishes to present a proposal at the annual meeting of stockholders to be held in 2003 must deliver the proposal to the Company so that it is received on or after December 5, 2002 and not later than January 4, 2003 in order to be considered at that annual meeting. The Company's By-laws provide that any stockholder of record wishing to have a stockholder proposal considered at an annual meeting must provide written notice of such proposal and appropriate supporting documentation, as set forth in the By-laws, to the Company at its principal executive office not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year's annual meeting. In the event, however, that the annual meeting is scheduled to be held more than 30 days before such anniversary date or more than 60 days after such anniversary date, notice must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day after the date of public disclosure of the date of such meeting is first made. Proxies solicited by the Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

   Any stockholder proposals should be mailed to: Secretary, CIRCOR International, Inc., 35 Corporate Drive, Burlington, MA 01803.

                            INDEPENDENT ACCOUNTANTS

   KPMG LLP has served as the Company's independent public auditors since the Company's inception in 1999. A representative of KPMG LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if he or she so desires. The representative will be available to respond to appropriate questions.

     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of the Company's outstanding shares of Common Stock (collectively, "Section 16 Persons"), to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the NYSE. Section 16 Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

   Based solely on its review of the copies of such forms received by it, or written representations from certain Section 16 Persons that no Section 16(a) reports were required for such persons, the Company believes that during Fiscal 2001, the Section 16 Persons complied with all Section 16(a) filing requirements applicable to them.

                                 OTHER MATTERS

   The Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are duly presented, proxies will be voted in accordance with the best judgment of the proxy holders.

   WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                 Annual Meeting of CIRCOR International, Inc.
                           Thursday, April 25, 2002
                                   9:00 a.m.
                                      at
                              KF Industries, Inc.
                           1500 S.E. 89/th Street /
                            Oklahoma City, OK 73149
                                (405) 631-1533

Directions:

   From Will Rogers World Airport: Take Meridian north from airport to 2/nd light (Airport Road -approx. 1 mile); turn right onto Airport Road and continue to Interstate 44 West (approx. 1 mile); take Interstate 44 West to Interstate 240 East (approx. 2 miles); continue on Interstate 240 East to Interstate 35 South (approx. 4-1/2 miles); take Interstate 35 South to S.E. 89th Street Exit (1 mile); Bear left onto S I-35 Service Road; Turn Left on SE 89th Street. KF Industries is on the right side as the road dead ends. /

   From Downtown Oklahoma City: Take I-35/I-40 East ramp; Follow the ramp to Dallas (I-35 S); Continue on I-35 South; Take the S.E. 89/th St. Exit towards S I-35 Service Road; Bear left onto S I-35 Service Road; Turn Left on SE 89th Street. KF Industries is on the right side as the road dead ends. /

                                                                     1925-PS-02

                                  DETACH HERE                             ZCIR82


                                     PROXY

                           CIRCOR INTERNATIONAL, INC.


                    35 Corporate Drive, Burlington, MA 01803

                             Proxy for Common Stock

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Kenneth W. Smith and Alan J. Glass, and each of them acting solely, proxies, with power of substitution and with all powers the undersigned would possess if personally present, to represent and vote, as designated on the reverse side, all of the shares of Common Stock of CIRCOR International, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of CIRCOR International, Inc. to be held at the offices of KF Industries, Inc., 1500 S.E. 89th Street, Oklahoma City, Oklahoma, on Thursday, April 25, 2002 at 9:00 a.m. (local time), and at any adjournment(s) or postponement(s) thereof, upon the matters set forth on the reverse side hereof and described in the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement.

The undersigned hereby revokes any proxy previously given in connection with such meeting and acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the aforesaid meeting and the 2001 Annual Report to Stockholders.


-------------                                                      -------------
 SEE REVERSE       CONTINUED AND TO BE SIGNED ON REVERSE SIDE     SEE REVERSE
    SIDE                                                               SIDE
-------------                                                      -------------

CIRCOR INTERNATIONAL, INC.

C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940















                                  DETACH HERE                            ZCIR81

[X] Please mark votes as in this example.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no instruction is indicated with respect to items 1 and 2 below, the undersigned's votes will be cast in favor of items 1 and 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

1. To elect one Class III Director to hold office for a 3-year term until the Annual Meeting of Stockholders in 2005 and until such director's successor is duly elected and qualified.
   Nominees: (01) David A. Bloss, Sr.

   FOR THE NOMINEE [ ]    WITHHELD FROM THE NOMINEE [ ]


2. To ratify the selection of KPMG LLP as the independent auditors of the Company for the fiscal year ending December 31, 2002.

   FOR [ ]    AGAINST [ ]    ABSTAIN [ ]


   MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]


Sign exactly as your name appears on this Proxy. If the shares are registered in the names of two or more persons, each should sign. Executors, administrators, trustees, partners, custodians, guardians, attorneys and corporate officers should add their full titles as such.


Signature: ___________________________________________  Date: ________________

Signature: ___________________________________________  Date: ________________